UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 27, 2005

NCR CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number 001-00395

Maryland	31-0387920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 S. Patterson Blvd.

Dayton, Ohio 45479

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (937) 445-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement.

Executive Limited Perquisite Program

On July 27, 2005, the Compensation and Human Resource Committee (the “Committee”) of the Board of Directors of NCR Corporation (“NCR” or the “Company”) formalized the Company’s perquisite program for executive officers. Pursuant to this program, NCR’s executive officers may receive limited perquisites, all of which must be approved by the Committee and NCR’s Chief Executive Officer (“CEO”). Under this program, the CEO and two other executive officers are permitted to use the Company’s corporate aircraft on a limited basis for personal travel, the Company provides one executive with an apartment and rental car in connection with his regular travel to an NCR business location, all directors and executive officers who are using the corporate aircraft for business purposes are permitted to have family and friends accompany them on such business travel, and limited home security monitoring and consulting services are provided by the Company to some of its executive officers. In addition, this program permits the Company to provide tax gross-up payments to executives for personal imputed income as a result of certain perquisites. The Company’s policies provide that the value of any personal use of corporate aircraft will be imputed to the employee’s personal income unless there is a specific agreement that provides otherwise.

Item 1.01	Entry Into A Material Definitive Agreement.

Employment Agreement with New President and Chief Executive Officer

(a) NCR and William Nuti (“Nuti”) entered into a letter agreement (the “Agreement”) dated as of July 29, 2005 regarding Nuti’s service as the President and Chief Executive Officer of NCR from and after August 7, 2005 (the “Start Date”). A copy of the Agreement is filed with this report as Exhibit 10.1 and is incorporated herein by reference.

(b) The material terms and conditions of the Agreement are set forth in the document entitled “Summary of Nuti Employment Agreement” which is filed with this report as Exhibit 99.1 (and qualified in its entirety by reference to the Agreement filed as Exhibit 10.1) and incorporated herein by reference, and include without limitation Nuti’s responsibilities as President and CEO of NCR, nomination as a member of the Board of Directors of NCR, annual base salary, incentive awards, stock options, restricted stock, future equity awards, NCR benefits, relocation, travel expenses and benefits, vacation, severance, non-competition and non-solicitation, confidentiality and arbitration.

Expiration of Employment Agreement with Mr. Ringler

In connection with Mr. Nuti’s appointment as the Company’s new President and CEO, James M. Ringler will no longer serve as NCR’s President and Interim CEO. As a result, the employment letter agreement, dated July 11,2005, between the Company and Mr. Ringler will expire on its own terms as of the Start Date.

Item 5.02	Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Following the Start Date, James M. Ringler, who has served as NCR’s President and Interim Chief Executive Officer since March 30, 2005 and as a member of NCR’s Board of Directors since November 1, 2003, will continue to serve as a director of NCR and as Chairman of the Board of Directors of NCR.

(c) (1) On July 29, 2005, Nuti accepted the NCR offer to serve as NCR’s President and Chief Executive Officer, effective as of the Start Date.

(2) Nuti, age 41, was appointed President, Chief Executive Officer and director of Symbol Technologies, Inc. (“Symbol”) in December 2003. Prior to Nuti’s appointment as Chief Executive Officer, he served as President and Chief Operating Officer from July 2002 through December 2003. Nuti joined Symbol from Cisco Systems, Inc., where he was Senior Vice President of U.S. Theatre and Worldwide Service Provider Operations, responsible for Cisco’s field operations, systems engineering, professional services and marketing for the global service provider arena. In his 10-year career at Cisco, Nuti served as President of Europe, Middle East and Africa operations, Senior Vice President for Worldwide Service Provider operations, President of operations and corporate Vice President for Cisco Asia Pacific Region and in various sales management positions. Other than the Agreement, there is no arrangement or understanding between Nuti and any other persons pursuant to which he was selected as an officer of NCR. The information required by Item 404(a) of Regulation S-K is not determined or is unavailable at the time of this filing.

(3) The material terms and conditions of the Agreement are set forth in the document entitled “Summary of Nuti Employment Agreement” which is filed with this report as Exhibit 99.1 (and qualified in its entirety by reference to the Agreement filed as Exhibit 10.1) and incorporated herein by reference, and include without limitation Nuti’s responsibilities as President and Chief Executive Officer of NCR, nomination as a member of the Board of Directors of NCR, annual base salary, incentive awards, stock options, restricted stock, future equity awards, NCR benefits, relocation expenses, travel expenses and benefits, vacation, severance, non-competition and non-solicitation, confidentiality and arbitration. Other than the Agreement, there is no arrangement or understanding between Nuti and any other persons pursuant to which he was selected as an officer.

(d)

(1) On July 29, 2005, Nuti accepted the offer of the Company’s Board of Directors to serve as a director of the Company, effective as of the Start Date.

(2) Other than the Agreement, there is no arrangement or understanding between Nuti and any other persons pursuant to which he was selected as a director.

(3) Nuti has not yet been assigned to any committee of the Company’s Board of Directors.

(4) The information required by Item 404(a) of Regulation S-K is not determined or is unavailable at the time of this filing.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Employment Agreement with William Nuti, dated July 29, 2005

99.1	Summary of Nuti Employment Agreement

99.2	Press release dated August 1, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCR CORPORATION

Date: August 2, 2005	By:	/s/ Jonathan S. Hoak
Jonathan S. Hoak
Senior Vice President, General Counsel and Secretary